Gladstone Capital Corporation’s Board of Directors Expands and Elects Terry Earhart

McLean, VA, October 15, 2012 – Gladstone Capital Corporation (NASDAQ: GLAD) (the “Company”) announced today that on October 10, 2012, the Company’s board of directors increased the number of directors from nine to ten in accordance with the Company’s Articles of Amendment and Restatement of the Articles of Incorporation and Bylaws, as amended, and elected Terry Earhart as a director to fill the resulting vacancy. Mr. Earhart was also appointed a member of each of the Company’s Compensation Committee and the Company’s Ethics, Nominating and Corporate Governance Committee, effective immediately. Mr. Earhart is an “independent director” within the meaning of NASDAQ Stock Market Marketplace Rule 5605(a)(2) and Section 10A of the Securities and Exchange Act of 1934, as amended.

Mr. Earhart founded and, since 2005, has served as Executive Vice President and a member of the board of directors of Strategic Global Services Network, a non-governmental organization, or NGO, that has opened six schools, a medical clinic and facilitated the start-up of several micro enterprise businesses in Africa. From 1989 to 2011, Mr. Earhart was a professor of business information systems and management at Messiah College in Grantham, Pennsylvania, teaching courses in strategic management, finance and computers. He also served as Chair of the Faculty and Chair of the Management and Business Department at Messiah College. Mr. Earhart previously served on boards of directors of Jacksonville Navy Federal Credit Union, Navy Mutual Aid Society, Athens-Clarke Country Humane Society, and Navy Supply Corps Foundation. Mr. Earhart was also the founder of both Athens-Clarke Country Humane Society and Navy Supply Corps Foundation, which has distributed over three million dollars in scholarships. From 1964 to 1989, Mr. Earhart held several positions in the United States Navy, including Engineering Officer, Supply Officer, Comptroller, Director Inventory Control, Director of Navy Payroll, Director of Naval Weapons and Ammunition, and Director of Naval Software Development for Inventory Control Systems. During his career in the Navy he served on ships and naval stations throughout the world. He received numerous awards and medals during his distinguished career and he retired as Navy Captain to pursue his interest in teaching college. Mr. Earhart holds a MBA from Harvard Business School and a Bachelor of Science in Engineering from the U.S. Naval Academy.

Gladstone Capital Corporation is a publicly traded business development company that invests in debt securities consisting primarily of senior term loans, second term lien loans and senior subordinate term loans in small and medium sized U.S. businesses. The Company has paid 108 consecutive monthly cash distributions on its common stock. Before the Company started paying monthly distributions it paid eight consecutive quarterly cash distributions. Information on the business activities of all the Gladstone funds can be found at www.gladstonecompanies.com.

For Investor Relations inquiries related to any of the monthly dividend paying Gladstone funds, please visit www.gladstone.com.

SOURCE: Gladstone Capital Corporation

For more information: Gladstone Capital Corporation, +1-703-287-5893